Exhibit 10.80
FIFTH AMENDMENT TO FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS FIFTH AMENDMENT TO FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (herein called this “Amendment”) made as of the 2nd day of April, 2007 by and between Priority Fulfillment Services, Inc. (“Borrower”) and Comerica Bank (“Bank”),
W I T N E S S E T H:
     WHEREAS, Borrower and Bank have entered into that certain First Amended and Restated Loan and Security Agreement dated as of December 29, 2004 (as from time to time amended or modified, the “Original Agreement”) for the purposes and consideration therein expressed, pursuant to which Bank became obligated to make loans to Borrower as therein provided; and
     WHEREAS, Borrower and Bank desire to amend the Original Agreement to provide for term loans and for the other purposes set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans which may hereafter be made by Bank to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
Definitions and References
     ’ 1.1 Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.
     ’ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this ’ 1.2.
     “Amendment” means this Fifth Amendment to First Amended and Restated Loan and Security Agreement.
     “Loan Agreement” means the Original Agreement as amended hereby.

ARTICLE II.
Amendments to Original Agreement
     ’ 2.1 Defined Terms.
     (a) The definition of “Committed Revolving Line” in Exhibit A to the Original Agreement is hereby amended in its entirety to read as follows:
“Committed Revolving Line” means (a) before the occurrence of the SD Transfer, a Credit Extension of up to $7,500,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit), and (b) at all times after the occurrence of the SD Transfer, a Credit Extension of up to $10,000,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit).
     (b) The definition of “SD Transfer” is added to Exhibit A to the Original Agreement as follows:
“SD Transfer” means the receipt by Borrower from Supplies Distributor, Inc. of cash funds after March 29, 2007, to the satisfaction of the Bank.
     (c) Clauses (i), (j), (n) and (o) of the definition of “Permitted Indebtedness” in Exhibit A to the Original Agreement are hereby amended in their entirety to read as follows:
(i) Intentionally deleted.
(j) Intentionally deleted.
(n) Indebtedness of eCost.com owing to Borrower for working capital needs of eCost.com, provided that:
(i)	the aggregate outstanding principal amount of loans made by Borrower to eCost.com shall not exceed $6,500,000 before the occurrence of the SD Transfer and, at all times thereafter, increased by:
(A)	one half of the amount of the SD Transfers up to $1,600,000 (which shall result in up to an $800,000 increase); and

(B)	an amount equal to the SD Transfers in excess of $1,600,000; provided, however, such aggregate increases in subsections (A) and (B) shall never exceed $2,000,000;
(ii)	at the time of incurrence of such Indebtedness and after giving effect thereto, no Event of Default has occurred and is continuing;

(iii)	the aggregate outstanding amount of Indebtedness incurred by eCost.com pursuant to this clause (n) when added to the aggregate amount of Investments made by Borrower pursuant to clause (p) of the definition of Permitted Investments and the aggregate amount of Permitted Distributions does not exceed $6,500,000 before the occurrence of the SD Transfer and, at all times thereafter, increased by:

(A)	one half of the amount of the SD Transfers up to $1,600,000 (which shall result in up to an $800,000 increase); and

(B)	an amount equal to the SD Transfers in excess of $1,600,000; provided, however, such aggregate increases in subsections (A) and (B) shall never exceed $2,000,000; and
(iv)	indebtedness incurred in the ordinary course of business between Borrower and eCost.com shall not constitute “Indebtedness”.
(o) Intentionally deleted.
     (d) Clauses (f), (g), (h) and (p) of the definition of “Permitted Investment” in Exhibit A to the Original Agreement are hereby amended in their entirety to read as follows:
(f) Investments by Borrower
(i)	in or advances to SPRL PFSweb B.V., Priority Fulfillment Services of Canada, Inc. and eCost Philippine Services LLC, and

(ii)	in PFSM, LLC for the acquisition of equipment by PFSM, LLC, provided each such Investment does not exceed the lesser of the cost or fair market value of the equipment acquired with such Investment, provided, the aggregate amount of all Investments made pursuant to this clause (f) does not exceed $2,200,000 in any fiscal year, and at the time of each such Investment and after giving effect thereto, no Event of Default has occurred and is continuing.
(g) Intentionally deleted.
(h) Intentionally deleted.
(p) Investments by Borrower in eCost.com for working capital needs of eCost.com, provided that:
(i)	the aggregate amount of Investments made by Borrower in eCost.com shall not exceed $6,500,000 before the occurrence of the SD Transfer and, at all times thereafter, increased by:
(A)	one half of the amount of the SD Transfers up to $1,600,000 (which shall result in up to an $800,000 increase); and

(B)	an amount equal to the SD Transfers in excess of $1,600,000; provided, however, such aggregate increases in subsections (A) and (B) shall never exceed $2,000,000;
(ii)	at the time of such Investment and after giving effect thereto, no Event of Default has occurred and is continuing, and

(iii)	the aggregate amount of Investments made pursuant to this clause (p) when added to the aggregate outstanding amount of Indebtedness incurred by eCost.com pursuant to clause (n) of the definition of Permitted Indebtedness and the aggregate amount of Permitted Distributions does not exceed $6,500,000 before the occurrence of the SD Transfer and, at all times thereafter, increased by:
(A)	one half of the amount of the SD Transfers up to $1,600,000 (which shall result in up to an $800,000 increase); and

(B)	an amount equal to the SD Transfers in excess of $1,600,000; provided, however, such aggregate increases in subsections (A) and (B) shall never exceed $2,000,000.
     (e) Capital Expenditures. Section 7.12 of the Original Agreement is hereby amended in its entirety to read as follows:
7.12 Capital Expenditures. Make capital expenditures in an aggregate amount greater than (i) $4,000,000 in any fiscal year (other than 2007), (ii) $5,250,000 in fiscal year 2007; provided that not less than $3,250,000 of capital expenditures made by Borrower in fiscal year 2007 shall be financed with Indebtedness from third parties. As used herein, the term “capital expenditures” does not include (i) any software that is internally developed by Borrower, whether or not Borrower capitalized the development costs, and (ii) any equipment ordered, but not yet accepted or paid for, by Borrower.
     ’ 2.2 Consolidated Covenant Compliance. The due dates for the consolidating reports due for the calendar months of December 31, 2006 and January 31, 2007 under Sub-Sections 6.2(a), (b) and (c) of the Original Agreement are hereby extended to April 2, 2007.
     ’ 2.3 Financial Covenants.
            (a) Liquidity Ratio. Section 6.7(a) of the Original Agreement is hereby amended in its entirety to read as follows:
            (a) Liquidity Ratio. A ratio of Cash (including all Cash held in a sinking fund with Bank for repayment of the Bonds) plus Eligible Accounts to the remainder of (i) all Indebtedness to Bank minus (ii) $2,000,000 of at least 1.25 to 1.00.
            (b) Minimum Cash. Section 6.7(b) of the Original Agreement is hereby amended in its entirety to read as follows:
            (b) Intentionally deleted.
            (c) EBITDA. Section 6.7(d) of the Original Agreement is hereby amended in its entirety to read as follows:
            (d) EBITDA. For each month ending after January 2007, the variance, if negative, then expressed as a positive number, between Borrower’s EBITDA and the EBITDA set forth in the Approved Projections for such period, (a) for any period ending

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on or before June 30, 2007, for the six consecutive month period ending on the date of calculation shall not exceed $1,000,000, and (b) for the period beginning January 2007 and ending on the following dates of calculation shall not exceed $1,100,000 for the period ending July 31, 2007, $1,200,000 for the period ending August 31, 2007, $1,300,000 for the period ending September 30, 2007, and $1,400,000 for the period ending October 31, 2007, and (c) thereafter for the twelve consecutive month period ending on the date of calculation shall not exceed $1,500,000. As used herein, “EBITDA” shall mean, for any period of calculation, Borrower’s earnings for such period before interest and taxes plus depreciation, amortization and non-cash stock compensation accruals to the extent deducted in the calculation of such earnings. “Approved Projections” means for any period of time, the projections for such period that have been approved by Borrower’s Board of directors and delivered to Bank. Borrower shall deliver to Bank (i) a preliminary draft of the projections for the next fiscal year of Borrower by January 31 of each year and (ii) the updated projections approved by Borrower’s Board of Directors for the next fiscal year not later than February 28 of each year.
     ’ 2.4 Exhibits. Exhibits D and E to the Original Agreement are hereby amended in their entirety to read as set forth on Exhibits D and E attached hereto.
ARTICLE III.
Conditions of Effectiveness
     ’ 3.1. Effective Date. This Amendment shall become effective as of the date first above written when and only when Bank shall have received, at Bank’s office, (a) a counterpart of this Amendment executed and delivered by Borrower and (b) an amendment fee paid in good and immediately available funds in the amount of $13,500.00, which fee shall be fully earned on the date hereof.
ARTICLE IV.
Representations and Warranties
     ’ 4.1. Representations and Warranties of Borrower. In order to induce Bank to enter into this Amendment, Borrower represents and warrants to Bank that:
     (a) The representations and warranties contained in Article 5 of the Original Agreement are true and correct at and as of the time of the effectiveness hereof; provided Bank acknowledges that Borrower has heretofore given written notice to Bank of the matters set forth in Schedule 1 attached hereto.
     (b) Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow and to perform its obligations under the Loan Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and to authorize the performance of the obligations of Borrower hereunder.
     (c) The execution and delivery by Borrower of this Amendment, the performance by Borrower of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the organizational documents of Borrower, or of any material agreement, judgment, license, order or permit applicable to or binding upon Borrower, or result in the creation of any lien, charge or encumbrance upon any assets or properties of Borrower. Except for those which have been duly obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of this Amendment or to consummate the transactions contemplated hereby.
     (d) When duly executed and delivered, each of this Amendment and the Loan Agreement will be a legal and binding instrument and agreement of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws applying to creditors’ rights generally and by principles of equity applying to creditors’ rights generally.
ARTICLE V
Miscellaneous
     ’ 5.1. Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Loan Agreement in any Loan Document shall be deemed to be a reference to the Original Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Loan Agreement or any other Loan Document nor constitute a waiver of any provision of the Loan Agreement or any other Loan Document.
     ’ 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower herein shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of the Advances, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower hereunder or under the Loan Agreement to Bank shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Loan Agreement.
     ’ 5.3. Loan Documents. This Amendment is a Loan Document, and all provisions in the Loan Agreement pertaining to Loan Documents apply hereto.
     ’ 5.4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California and any applicable laws of the United States of America in all respects, including construction, validity and performance.

     ’ 5.5. Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment.
     THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.
     IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

PRIORITY FULFILLMENT SERVICES, INC.

By:

Name:
Title:

COMERICA BANK

By:

Name:
Title:

CONSENT AND AGREEMENT
     PFSWEB, INC., a Delaware corporation, hereby consents to the provisions of this Amendment and the transactions contemplated herein, and hereby ratifies and confirms the Guaranty dated as of December 29, 2004, made by it for the benefit of Bank, and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

PFSWEB, INC.

By:

Name:
Title:
     Consent and Agreement

EXHIBIT D
BORROWING BASE CERTIFICATE

Borrower: Priority Fulfillment Services, Inc.	Lender: Comerica Bank

Commitment Amount: $7,500,000 prior to SD Transfer; $10,000,000 at all times thereafter.

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of _________		$

2. Additions (please explain on reverse)		$

3. TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$

5. Balance of 25% over 90 day accounts	$

6. Concentration Limits
7. Foreign Accounts	$

8. Governmental Accounts	$

9. Contra Accounts	$

10. Demo Accounts	$

11. Intercompany/Employee Accounts	$

12. Credit Card Accounts	$

13. Other (please explain on reverse)	$

14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$

15. Eligible Accounts (#3 minus #14)	$

16. LOAN VALUE OF ACCOUNTS (80% of #15)	$

17. Minus Reserve Amount	$

18. Borrowing Base (#16 minus #17)		$

BALANCES
19. Maximum Loan Amount		$[7,500,000]
[10,000,000]
20. Total Funds Available [Lesser of #19 or #18]		$

21. Present balance owing on Line of Credit		$

22. Outstanding under Sublimit (Letters of Credit)		$

23. RESERVE POSITION (#20 minus #21 and #22)		$

The undersigned represents and warrants that the foregoing is true, complete and correct in all material respects, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the First Amended and Restated Loan and Security Agreement between the undersigned and Comerica Bank.
PRIORITY FULFILLMENT SERVICES, INC.

By:
Authorized Signer
Exhibit D

EXHIBIT E
COMPLIANCE CERTIFICATE
TO:       COMERICA BANK
FROM: PRIORITY FULFILLMENT SERVICES, INC.
The undersigned authorized officer of PRIORITY FULFILLMENT SERVICES, INC. hereby certifies that in accordance with the terms and conditions of the First Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”) as amended, (i) Borrower is in complete compliance for the period ending                      with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Monthly financial statements	Monthly within 45 days		Yes	No
Annual (CPA Audited) of Guarantor	FYE within 90 days		Yes	No
Annual (CPA Audited) of BSD	FYE within 90 days		Yes	No
10K of Guarantor	FYE within 90 days		Yes	No
10Q of Guarantor	Quarterly within 45 days		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days*		Yes	No
A/R Audit	Annual		Yes	No
IP Report	Quarterly within 30 days		Yes	No
Actual
Tangible Net Worth	$21,000,000	$	Yes	No

*Weekly during any period that
Tangible Net Worth is less than
$21,000,000

Financial Covenant	Required	Actual		Complies
Maintain on a Monthly Basis:
Liquidity Ratio	1.25:1.00		___:1.00	Yes	No
EBITDA	See Section 6.7(d)	$		Yes	No

Minimum Tangible Net Worth	> of $20,000,000 or $2,000,000 plus	$		Yes	No
IBM et al requirement

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status	Yes	No

Schedule 1
     Exhibit E

     Litigation
During 2004 the Company received notice from a municipal authority that it did not satisfy certain criteria necessary to maintain certain tax abatements. In December 2006 the Company received notice that the municipal authority planned to make an adjustment to certain tax abatements. The Company plans to dispute the adjustment, but if the dispute is not resolved favorably, the Company could be assessed additional taxes from January 1, 2004. The Company has not accrued for the additional taxes, which through December 31, 2006 could be approximately $1.5 million, as the Company does not believe that it is probable that an additional assessment will be incurred.
     On May 9, 2005, a lawsuit was filed in the District Court of Collin County, Texas, by J. Gregg Pritchard, as Trustee of the D.I.C. Creditors Trust, naming the former directors of Daisytek International Corporation and the Company as defendants. Daisytek filed for bankruptcy in May 2003 and the Trust was created pursuant to Daisytek’s Plan of Liquidation. The complaint alleges, among other things, that the spin-off of the Company from Daisytek in December 1999 was a fraudulent conveyance and that Daisytek was damaged thereby in the amount of at least $38 million. The Company believes the claim has no merit and intends to vigorously defend the action. Through December 31, 2006, the Company has incurred outstanding legal costs of $0.3 million that have not been paid as the Company expects such costs to be covered by insurance.
     On August 24, 2006, a lawsuit was filed in the Chancery Court of Davidson County, Tennessee, by ClientLogic Corp. alleging, among other things, that the Company breached its obligations under a Confidentiality and Nondisclosure Agreement. The complaint sought injunctive relief and damages in an unspecified amount. In January 2007 the lawsuit was voluntarily dismissed without prejudice.
On July 12, 2004, eCOST received correspondence from MercExchange LLC alleging infringement of MercExchange’s U.S. patents relating to e-commerce and offering to license its patent portfolio to eCOST. On July 15, 2004, eCOST received a follow-up letter from MercExchange specifying which of its technologies MercExchange believed infringed certain of its patents, alone or in combination with technologies provided by third parties. Some of those patents are currently being litigated by third parties, and eCOST is not involved in those proceedings. In addition, three of the four patents identified by MercExchange are under reexamination at the U.S. Patent and Trademark Office, which may or may not result in the modification of those claims. In the July 15 letter, MercExchange also advised eCOST that it has a number of applications pending for additional patents. MercExchange has filed lawsuits alleging infringement of some or all of its patents against third parties, resulting in settlements or verdicts in favor of MercExchange. At least one such verdict was appealed to the United States Court of Appeals for the Federal Circuit and was affirmed in part. Based on eCOST’s investigation of this matter to date, eCOST believes that its current operations do not infringe any valid claims of the patents identified by MercExchange in these letters. There can be no assurance, however, that such claims will not be material or adversely affect eCOST’s business, financial position, results of operations or cash flows.
eCOST received a letter dated March 15, 2007 alleging patent infringement, copyright infringement, trademark infringement, among other claims, against the Bose Corporation by offering Bose product for sale on www.ecost.com. The Company has responded that it strongly disagrees with the claims made and
     Exhibit E

thus denies any liability in connection with any of the claims and allegations. Further, eCOST notified Bose that eCOST purchased a total of forty units of Bose Sounddock product from an entity whom eCOST believed to be an authorized source for such products. eCOST then resold these units and has no remaining inventory. eCOST has removed any references to the Bose Sounddock product from its website.
The Company has received correspondence from the Inspector of Police, Central Crime Branch, of the State of Tamilnadu India Police Department alleging that the Company contracted with an individual as a consultant. The correspondence further alleges that this consultant then entered into outsourcing agreements with local businesses on behalf of the Company, yet the Company has failed to honor the agreements. The Company has responded that it has no knowledge of the outsourcing agreements nor has it contracted with anyone in India to represent the Company in any capacity. Accordingly, the Company does not believe the claim has any merit.
On March 29, 2007, the Company received correspondence from a party investigating possible wrong doings by a former employee and alleged current consulting partner. The possible wrong doings involve possible tax fraud in Belgium and abuse of confidential business data. The Company has responded and does not believe the claim has any merit as it does not have a current relationship with the named consulting partner, and hasn’t for approximately 3 years.
No Material Adverse Change in Financial Statements
     During the Company’s annual analysis of the carrying value of intangible assets, pursuant to Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, the Company determined that the carrying value of goodwill exceeded the fair value, which resulted in a $3.5 million non-cash write-off of goodwill during the fourth quarter of 2006
     Exhibit E